Exhibit 10.18

IDEARC INC. FORM OF ANNUAL DIRECTOR

RESTRICTED STOCK AGREEMENT

This Agreement is made as of the              day of                     ,             , by and between IDEARC INC., a Delaware corporation (the “Company”), and [name] the “Director”).

1. Award. The Company has made a restricted stock award to the Director for              shares of the Company’s common stock (the “Shares”). The award and the Shares are subject to the provisions of the Idearc Inc. Long Term Incentive Plan (the “Plan”), a copy of which is furnished with this Agreement, and, to the extent not inconsistent with the Plan, the terms and conditions of this Agreement.

2. Vesting and Forfeiture. Except as otherwise specified, the Shares will become vested on [date], subject to the Director’s continuous service as a member of the Company’s Board of Directors (“Service”). If the Director’s Service terminates before [date] by reason of the Director’s death, then the Director will then become fully vested in the Shares. The Director will forfeit all rights, title and interest in and to the Shares if and to the extent they have not become vested on or before the termination of the Director’s Service.

3. Change in Control. If a “change in control” (within the meaning of the Plan) occurs and if the Director’s Service continues until the date immediately preceding the date of the change in control, then, immediately prior to the change in control, the Director will become fully vested in all of the Shares covered by this Agreement.

4. Beneficiary Designation. The Director may designate a beneficiary who shall be entitled to receive Shares that become vested by reason of the Director’s death. Any such designation must be made in writing in such manner and in accordance with such other requirements as may be prescribed by the Company’s Senior Vice President—Human Resources. If the Director fails to designate a beneficiary, or if no designated beneficiary survives the Director, the Director’s beneficiary shall be the Director’s surviving spouse, if any, or, if none, the Director’s estate.

5. Transfer Restrictions. Except as otherwise permitted with respect to Shares that become vested upon the Director’s death, the Director may not sell, assign, transfer, pledge, hedge, hypothecate, encumber or dispose of in any way (whether by operation of law or otherwise) any unvested Shares, and unvested Shares may not be subject to execution, attachment or similar process. Any sale or transfer, or purported sale or transfer, shall be null and void. The Company will not be required to recognize on its books any action taken in contravention of these restrictions.

6. Dividends and Voting Rights. No dividends will be payable on unvested Shares; however, the Director will be credited with cash dividend equivalents equal to the amount or value of the dividends that would have been paid on the unvested Shares if they were vested. The dividend equivalents, if any, will be credited to a bookkeeping account in the name of the Director and will be payable to the Director if and when the vesting and forfeiture conditions applicable to the corresponding unvested Shares shall have lapsed. The Director will be entitled to exercise voting rights with respect to the unvested Shares.

7. Issuance of Shares. The Director is the record owner of the Shares on the Company’s books, subject to the restrictions and conditions set forth in this Agreement. By executing this Agreement, the Director expressly authorizes the Company to cancel, reacquire, retire or retain, at its election, any unvested Shares if and when they are forfeited in accordance with this Agreement. The Director will execute and deliver such other documents and take such other actions, if any, as the Company may reasonably request in order to evidence such action with respect to any unvested Shares that are forfeited. If and when the Shares become vested, the vested Shares will no longer be subject to the transfer restrictions contained in this Agreement and the Company’s books will be updated accordingly.

8. Dispute Resolution. The Human Resources Committee of the Board, acting in its discretion in accordance with the Plan, has sole authority for all matters relating to the administration, interpretation and settlement of the award covered by this Agreement, and its determinations are binding and conclusive. Any subsequent claim or controversy that arises with respect to the Director’s award and/or the Shares covered by the award that cannot be settled after good faith discussions between the Company and the Director shall be resolved exclusively by arbitration. The arbitration will be administered in accordance with the employment dispute resolution rules of the American Arbitration Association and will be conducted in the Dallas metropolitan area before an experienced employment law arbitrator selected in accordance with such rules. Attorneys’ fees and costs may be awarded to a prevailing party in the discretion of the arbitrator. The arbitrator’s award will be enforceable, and a judgment may be entered thereon, in a federal or state court of competent jurisdiction in the state where the arbitration was held. The decision of the arbitrator will be final and binding.

9. Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

10. Entire Agreement. This Agreement contains the entire agreement between the Director and the Company with respect to the award and the Shares. Any and all prior written and prior or contemporaneous oral agreements, representations, warranties, written inducements, or other communications by any person with respect to the award and/or the Shares are superseded by this Agreement and are void and ineffective for all purposes.

IDEARC INC.

By:

[name] Director